Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas		Salans FMC SNR Denton dentons.com
New York, NY 10020-1089 USA

T	+1 212 768 6700
F	+1 212 768 6800

October 29, 2021

Mawson Infrastructure Group Inc.

Level 5, 97 Pacific Highway, North Sydney NSW

Australia

Re:	Mawson Infrastructure Group Inc.--Registration Statement on Form S-3

Ladies and Gentlemen:

In our capacity as counsel to Mawson Infrastructure Group Inc., a corporation organized under the laws of the State of Delaware (the “Company”), we have been asked to render this opinion in connection with a registration statement on Form S-3 (File No. 333-258299) (the “Registration Statement”), which Registration Statement the Company initially filed with the Securities and Exchange Commission (the “Commission”) on October 29, 2021, under the Securities Act of 1933, as amended (the “Act”), related to the registration under the Securities Act of an aggregate of up to 8,228,819 shares of common stock, par value $0.001 per share of the Company (“Common Stock”) that will be sold by certain selling stockholders of the Company, consisting of (i) 6,944,944 shares of Common Stock (the “Common Shares”), and (ii) 1,283,875 shares of Common Stock issuable upon exercise of warrants (the “Warrant Shares” and collectively with the Common Shares, the “Shares”).

We are delivering this opinion to you at your request in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Act.

In connection with rendering this opinion, we have examined originals, certified copies or copies otherwise identified as being true copies of the following: (i) the Company’s certificate of incorporation, as amended, (ii) the Company’s by-laws, as amended, (iii) the Registration Statement, (iv) corporate proceedings of the Company relating to the Shares and (v) such other instruments and documents as we have deemed relevant under the circumstances.

In making the aforesaid examinations, we have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of all documents examined by us.

Based on the foregoing, and in reliance thereon, and subject to the qualifications, limitations and exceptions stated herein, we are of the opinion that (i) the Shares have been duly authorized, (ii) the 6,944,944 Common Shares are validly issued, fully paid, and non-assessable and, (iii) the 1,283,875 Warrant Shares, when issued and delivered by the Company against due payment therefor in accordance with the terms of the applicable warrants, will be validly issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware (excluding local laws) and the federal law of the United States of America.

We hereby consent to the use of our opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm and this opinion under the heading “Legal Matters” in the Registration Statement, including the prospectuses constituting a part thereof and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dentons US LLP